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       Exhibit 5.1



                                 June 8, 1998




    Qwest Communications International Inc.
    555 Seventeenth Street, Suite 1000
    Denver, Colorado 80202

    Ladies and Gentlemen:

        Reference is made to the registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Commission") on June 8, 1998 (the "Registration Statement") by Qwest Communications International Inc., a Delaware corporation (the "Company"), for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), 15,743,587 shares of its Common Stock, $.01 par value (the "Common Stock").

        As special counsel for the Company, we have examined such documents and reviewed such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based on the foregoing, we are of the opinion that the shares of Common Stock, when sold and delivered by the Company pursuant to the Qwest Option Plan for Certain LCI Employees, the LCI International 401(k)Savings Plan and the U.S. Long Distance Corp. 401(k) Retirement Plan described in the Registration Statement, will be legally issued, fully paid and non-assessable.

        We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission.

        We do not express an opinion on any matters other than those expressly set forth in this letter.

                                Very truly yours,

                                      HOLME ROBERTS & OWEN LLP


                                      /s/Holme Roberts & Owen LLP





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